Exhibit 99.1

ConnectOne Bancorp, Inc. Completes Acquisition of
Bancorp of New Jersey, Inc.

ENGLEWOOD CLIFFS, N.J., January 2, 2020 -- ConnectOne Bancorp, Inc. (Nasdaq: CNOB) ("ConnectOne or “Company"), parent company of ConnectOne Bank, today announced the completion of its previously announced acquisition of Bancorp of New Jersey, Inc. (NYSEAM: BKJ) (“BKJ”), parent of Bank of New Jersey.

“We are pleased to complete this compelling, financially savvy transaction, which enhances our powerful franchise and provides enhanced scale and additional growth opportunities within our own market,” commented Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer. “We continue to accelerate ConnectOne’s strategic focus on increasing client relationships and look forward to offering our new clients access to technological financial solutions, an expanded product base, a broader network of locations across the New York Metro market and access to talented bankers. Given our deep history in Bergen County and surrounding areas, we expect the conversion of Bank of New Jersey to ConnectOne Bank to be a smooth one. The conversion is scheduled to take place in May 2020, at which point Bank of New Jersey clients will be transitioned to the ConnectOne platform.”

In accordance with the terms of the Agreement and Plan of Merger, dated August 15, 2019, BKJ merged with and into ConnectOne, effective January 2, 2020. Subject to the allocation and proration procedures set forth in the merger agreement, shareholders of BKJ common stock had the right to elect, with respect to each share of BKJ common stock, to receive either (i) $16.25 in cash or (ii) 0.780 of a share of CNOB common stock (plus cash in lieu of any fractional shares of CNOB common stock to which such holder would otherwise be entitled). The allocation and proration procedures set forth in the merger agreement require that approximately 20% of the shares of BKJ common stock must be converted into cash and the remaining approximately 80% of BKJ common shares must be converted into shares of ConnectOne common stock. Due to these allocation and proration procedures, BKJ shareholders may not receive the exact form of consideration elected, and due to the election and proration procedures a BKJ shareholder may receive a greater or lesser amount of cash or shares than elected.

After the closing, ConnectOne’s Board of Directors expanded, as agreed to in the merger agreement, to 12 members to include former BKJ director Mark Sokolich. The new independent Director, Mr. Sokolich, is an attorney and Managing Partner of Mark Sokolich, Esq., a Fort Lee, New Jersey law firm. He has represented various banking clients in commercial and residential real estate. Additionally, he’s the Mayor of the Borough of Fort Lee and is a former councilman.

Keefe, Bruyette & Woods, Inc., a Stifel Company, served as financial advisor to ConnectOne and Squire Patton Boggs (US) LLP served as its legal counsel. Sandler O’Neill & Partners, L.P. served as financial advisor to Bancorp of New Jersey and Holland & Knight LLP served as its legal counsel.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., through its subsidiary, ConnectOne Bank offers a full suite of both commercial and consumer banking and lending products and services through its 28 banking offices located in New York and New Jersey. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol “CNOB,” and information about ConnectOne may be found at ir.connectonebank.com

Forward-Looking Statements
All non-historical statements in this communication constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may", or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made. Except to the extent required by applicable law or regulation, ConnectOne assumes no duty to update forward-looking statements. In addition to factors previously disclosed in ConnectOne’s reports filed with the Securities and Exchange Commission (“SEC”), the following factors, among others, could cause actual results to differ materially from forward-looking statements: difficulties and delays in integrating BKJ’s business or fully realizing cost savings and other benefits of the merger; business disruption following the closing of the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with other mergers, acquisitions and divestitures; economic conditions; changes in ConnectOne’s stock price before closing; the reaction to the transaction of the companies' clients, customers, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Further information regarding the ConnectOne and factors which could affect the forward-looking statements contained herein can be found in ConnectOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its other filings with the SEC.

ConnectOne Investor Contact:
William S. Burns
Executive VP & CFO
201.816.4474; bburns@cnob.com

ConnectOne Media Contact:
Siya Vansia,
201.510.6793; svansia@cnob.com